Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   August 11, 2017-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017. Energy Services earned revenues of $35.7 million and $98.6 million for the three and nine months ended June 30, 2017, respectively. Gross loss was $1.4 million for the three months ended June 30, 2017, while gross profit was $4.8 million for the nine months ended June 30, 2017. Net loss available to common shareholders was $1.9 million and $1.2 million for the three and nine months ended June 30, 2017, respectively. The Company had a negative adjusted EBITDA of $2.2 million (<$0.15> per share) for the three months ended June 30, 2017 and an adjusted EBITDA of $1.3 million ($0.09 per share) for the nine months ended June 30, 2017. The backlog at June 30, 2017 was $68.2 million.

Below is a comparison of the Company’s operating results for the three and nine months ended June 30, 2017 and 2016:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Revenue	$ 35,686,215	$ 43,370,975	$ 98,554,692	$ 105,750,087

Cost of revenues	37,124,756	39,391,420	93,796,294	96,436,182

Gross profit (loss)	(1,438,541)	3,979,555	4,758,398	9,313,905

Selling and administrative expenses	1,600,454	1,588,076	5,735,342	5,646,252
Income (loss) from operations	(3,038,995)	2,391,479	(976,944)	3,667,653

Other income (expense)
Other nonoperating income (expense)	5,112	(48,358)	(106,548)	(72,420)
Interest expense	(183,583)	(204,491)	(558,098)	(636,412)
Gain on sale of equipment	26,431	24,136	95,262	137,657
	(152,040)	(228,713)	(569,384)	(571,175)

Income (loss) from continuing operations before income taxes	(3,191,035)	2,162,766	(1,546,328)	3,096,478

Income tax expense (benefit)	(1,323,887)	1,085,541	(605,298)	1,530,632

Income (loss) from continuing operations	(1,867,148)	1,077,225	(941,030)	1,565,846

Dividends on preferred stock	77,250	77,250	231,750	231,750

Income (loss) from continuing operations
available to common shareholders	(1,944,398)	999,975	(1,172,780)	1,334,096

Income from discontinued operations
net of tax expense	-	-	-	-

Net income (loss) available to common shareholders	$ (1,944,398)	$ 999,975	$ (1,172,780)	$ 1,334,096

Weighted average shares outstanding-basic	14,239,836	14,239,836	14,239,836	14,239,836

Weighted average shares-diluted	14,239,836	17,673,169	14,239,836	17,673,169

Earnings (loss) per share from continuing operations
available to common shareholders	$ (0.137)	$ 0.070	$ (0.082)	$ 0.094

Earnings (loss) per share from continuing operations-diluted
available to common shareholders	$ (0.137)	$ 0.057	$ (0.082)	$ 0.075

Earnings (loss) per share
available to common shareholders	$ (0.137)	$ 0.070	$ (0.082)	$ 0.094

Earnings (loss) per share-diluted
available to common shareholders	$ (0.137)	$ 0.057	$ (0.082)	$ 0.075

The Company has two pipeline projects (“Project A” and “Project B”), both started in April 2017, that have recognized an estimated $5.8 million combined loss at June 30, 2017. The Company believes the total amount of expected loss has been recorded at June 30, 2017. Project A had an estimated contract value of $9.5 million to install 19,000 feet of 24” pipe, 3,400 feet of 16” pipe, and 600 feet of 8” pipe. At June 30, 2017, the Company had recognized a $3.3 million loss on this project. Project B had an estimated contract value of $4.5 million to install 14,600 feet of 16” steel pipe. At June 30, 2017, the Company had recognized a $2.5 million loss on this project. Losses on both projects are primarily due to daily production significantly below historical results. The inefficient production was due to a shortage of qualified labor during an extremely busy time in the pipeline industry and more inclement weather than was estimated for the projects. This led to greater labor expense and longer project schedules than was estimated on the projects. These projects will be substantially complete during the fourth quarter of fiscal year 2017 with final cleanup scheduled for February 2018.

A summary of the projects for the three months ended June 30, 2017 is below:

	Earned	Cost of	Gross
	Revenue	Revenues	Loss
Project A	$ 1,986,986	$ 5,246,336	$ (3,259,350)

Project B	1,788,448	4,257,789	(2,469,341)
Total	$ 3,775,434	$ 9,504,125	$ (5,728,691)

Douglas Reynolds, President, commented on the announcement. “Obviously, this was a rough quarter for the Company. We have projects that are performing well, but these two pipeline projects had a huge negative effect on the quarter ended June 30, 2017 financial report. The Company is committed to completing these projects in the most efficient manner possible while maintaining our emphasis on working safely.” Reynolds further explained, “There is a large amount of work going on in the natural gas industry. While that would seem to be a good thing for our Company, it created a situation where it has been difficult to attract and retain the skilled personnel necessary to meet our production expectations. These projects were bid consistent with other projects we completed in the same general areas in previous years, however; the current labor market conditions will require us to adjust our production expectations in bidding future projects.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Net income (loss) available to
common shareholders	$ (1,944,398)	$ 999,975	$ (1,172,780)	$ 1,334,096

Add: Income tax expense (benefit)	(1,323,887)	1,085,541	(605,298)	1,530,632

Add: Dividends on preferred stock	77,250	77,250	231,750	231,750

Add: Interest expense	183,583	204,491	558,098	636,412

Less: Non-operating expense (income)	(31,543)	24,222	11,286	(65,237)

Add: Depreciation expense	880,467	637,884	2,286,618	1,863,496

Adjusted EBITDA	$ (2,158,528)	$ 3,029,363	$ 1,309,674	$ 5,531,149
Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
Adjusted EBITDA per common share	$ (0.15)	$ 0.21	$ 0.09	$ 0.39

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact:

Douglas Reynolds, President

304-522-3868